Exhibit 10.1

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York, 10171

As of January 15, 2015

Mr. Richard M. McVey, Chairman and Chief Executive Officer

c/o MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York, 10171

Re: Terms of Employment

Dear Rick:

The purpose of this letter agreement (this “Letter Agreement”) is to set forth the terms and conditions of your continued employment with MarketAxess Holdings Inc. (the “Company”) effective as of January 15, 2015 (the “Effective Date”). The Company is pleased to continue your employment in accordance with the terms of this Letter Agreement which shall supersede and replace the letter agreement between you and the Company dated January 19, 2011 (the “Prior Agreement”).

1. Title, Term and Duties. On the date hereof, the Company acknowledges that you are employed by the Company as its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”). Your employment will continue under the terms and conditions of this Letter Agreement for a term commencing on the Effective Date until January 15, 2020 (the “Initial Term”). On the day following the last day of the Initial Term and each anniversary thereof, the term of this Letter Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend the term of this Letter Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any such anniversary thereof. Notwithstanding anything else herein, you and the Company retain the right to terminate your employment hereunder at any time for any reason or no reason in accordance with the terms of this Letter Agreement. The period of time between the Effective Date and the termination of your employment hereunder shall be referred to herein as the “Term.”

During the Term, you will report to the Board. While you are employed by the Company, you will devote substantially all of your business time and efforts to the performance of your duties hereunder and use your best efforts in such endeavors.

2. Base Salary, Bonus, Equity and Benefits.

(a) During the Term, the Company will pay you a base salary at a minimum rate of $500,000 per year, in accordance with the usual payroll practices of the Company. In addition, during the Term, you will be eligible to receive an annual bonus subject to, and in accordance with, the Company’s annual performance incentive plan as in effect from time to time on terms and conditions established and evaluated by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.

(b) In consideration for your entering into this Letter Agreement, on the Effective Date you will receive the following retention equity awards under the Company’s 2012 Incentive Plan (the “Incentive Plan”): (i) stock options to purchase a number of shares of the Company’s common stock with a grant date value of $2 million based on a binomial pricing model with an exercise price per share equal to 125% of the Fair Market Value (as defined in the Incentive Plan) of a share of the Company’s common stock on the Effective Date, which stock option award will be granted pursuant to, and will be subject to the terms and conditions of, the Form of Stock Option Agreement attached hereto as Exhibit A (the “Retention Stock Option”); and (ii) performance shares for a target number of shares of the Company’s common stock with a grant date value of $6 million, which award will be granted pursuant to, and will be subject to the terms and conditions of, the Form of Performance Share Agreement attached hereto as Exhibit B.

(c) During the Term, you will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs (other than equity based arrangements and annual incentive compensation), in accordance with the terms thereof in effect from time to time, as are generally made available by the Company to senior management of the Company (including, without limitation, any, health benefits, life insurance and disability insurance), at a level comparable to other senior management of the Company. In addition, during the Term, the Company will provide you with the office equipment and network connections reasonably necessary to enable you to work efficiently from your home, as determined by the Company. Further, during the Term, you will be eligible to receive annual equity awards in such form and amounts and on such terms and conditions determined by the Compensation Committee in its sole discretion.

3. Business Expenses. Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies applicable to senior management, in connection with the performance of your duties hereunder.

4. Severance/Termination of Employment/Change in Control.

(a) In the event your employment with the Company pursuant to this Letter Agreement is terminated outside the Change in Control Protection Period (as defined in Section 4(c)) other than: (w) due to your death, (x) by you voluntarily, including without limitation as a result of your non-extension of the Term as provided in Section 1 (and in any event other than as a result of your resignation for Good Reason); (y) by the Company as a result of the Company’s non-extension of the Term as provided in Section 1, or (z) by the Company as a result of (A) your having a Disability (as defined below), (B) your willful misconduct or gross negligence in the performance of your duties under this Letter Agreement that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company, (C) your conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony, or (D) a material breach by you of this Letter Agreement or any other material written agreement entered into between you and the Company that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company ((B) through (D) each a “Cause Event”), subject to your executing and delivering to the Company within 60 days following the date of such termination a fully effective waiver and general release in substantially the form attached to the Letter Agreement as Exhibit C (the “Release”) (which form may be amended by the Company with such changes as the Company or its counsel determine are reasonably necessary to support the legality and effectiveness of the Release), which the Company will provide to you within seven (7) days following the date of termination, the Company will: (i) continue to pay you in accordance with this Section 4(a) your base salary for a period of twenty-four (24) months commencing on the date set forth below in accordance with the usual payroll practices of the Company, but off the employee payroll; (ii) pay you an amount equal to two (2) times the average of the annual full-year cash bonuses you received from the Company for the three (3) completed calendar years prior to termination (the “Average Bonus”), payable in accordance with this Section 4(a) in twenty-four (24) approximately equal monthly installments commencing on the date set forth below; (iii) pay you any accrued and earned but unpaid annual bonus for the prior calendar year that would have been paid but for such termination, payable when such annual bonus would have otherwise been paid in accordance with the applicable annual performance incentive plan; and (iv) if you timely elect to continue health coverage under the Company’s plan in accordance with COBRA, pay your, your spouse’s and your dependent’s continuation coverage premiums to the extent, and for so long as you remain eligible for such continuation coverage under the applicable plan and pursuant to applicable law, but in no event for more than eighteen (18) months from the date of termination; provided, that the payments for continuation coverage shall be made only to the extent that such payments will not (i) subject the Company or any affiliate to any taxes or other penalties under Section 4980D of the Code or (ii) otherwise cause a violation of applicable law. Notwithstanding anything herein to the contrary, payment of the amounts described in subsections (i), (ii) and (iii) above shall, to the extent required, be subject to the delay provided under Section 7(a), and in the event that such delay does not apply to the amounts described in subsection (i) and (ii), then the first payments of such amounts will made on the sixtieth (60th) day after the date of termination, which first payment will include payment of any amounts that would otherwise be due prior thereto.

(b) In the event your employment with the Company pursuant to this Letter Agreement is terminated outside the Change in Control Protection Period: (x) automatically upon your death, (y) by the Company as a result of your having a Disability, or (z) by the Company as a result of the Company’s non-extension of the Term as provided in Section 1, subject to your (or, in the event of your death, your estate) executing and delivering to the Company within 60 days following the date of such termination a fully effective copy of the Release, which the Company will provide within seven (7) days following the date of termination, the Company will: (i) continue to pay you (or, in the event of your death, your estate) in accordance with this Section 4(b) your base salary for a period of twelve (12) months commencing on the date set forth below in accordance with the usual payroll practices of the Company, but off the employee payroll; (ii) pay you (or, in the event of your death, your estate) an amount equal to one (1) times the Average Bonus, payable in accordance with this Section 4(b) in twelve (12) approximately equal monthly installments commencing on the date set forth below; (iii) pay you (or, in the event of your death, your estate) any accrued and earned but unpaid annual bonus for the prior calendar year that would have been paid but for such termination, payable when such annual bonus would have otherwise been paid in accordance with the applicable annual performance incentive plan; and (iv) provide you with the benefits described in Section 4(a)(iv) (provided in the manner described therein) for up to twelve (12) months from the date of termination. Notwithstanding anything herein to the contrary, payment of the amounts described in subsections (i), (ii) and (iii) above shall, to the extent required, be subject to the delay provided under Section 7(a) in the event of a termination by the Company due to your having a Disability, and in the event that such delay does not apply to the amounts described in subsection (i) and (ii), then the first payments of such amounts will made on the sixtieth (60th) day after the date of termination, which first payment will include payment of any amounts that would otherwise be due prior thereto.

(c) In the event your employment with the Company pursuant to this Letter Agreement is terminated by you for Good Reason (as defined below) or other than: (x) by you voluntarily including without limitation as a result of your non-extension of the Term as provided in Section 1 (and in any event other than as a result of your resignation for Good Reason); or (y) by the Company as a result of a Cause Event, in any case, on or within eighteen (18) months after a Change in Control (as defined in the Incentive Plan on the date hereof) or within three (3) months prior to a Change in Control that constitutes a Change in Control Event within the meaning of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) (the “Change in Control Protection Period”), in lieu of the payments and benefits described in Section 4(a) or 4(b), as applicable, and subject to your executing and delivering to the Company within 60 days following the date of such termination a fully effective copy of the Release, which the Company will provide to you within seven (7) days following the date of termination, the Company will: (i) continue to pay you (or, in the event of your death, your estate) in accordance with this Section 4(c) your base salary for a period of twenty-four (24) months commencing on the date set forth below in accordance with the usual payroll practices of the Company, but off the employee payroll; (ii) pay you an amount equal to two (2) times the Average Bonus, payable in accordance with this Section 4(c) in twenty-four (24) approximately equal monthly installments commencing on the date set forth below; (iii) pay you any accrued and earned but unpaid annual bonus for the prior calendar year that would have been paid but for such termination, payable when such annual bonus would have otherwise been paid in accordance with the applicable annual performance incentive plan; and (iv) provide you with the benefits described in Section 4(a)(iv) (provided in the manner described therein) for up to eighteen (18) months from the date of termination. Notwithstanding anything herein to the contrary, payment of the amounts described in subsections (i), (ii) and (iii) above shall, to the extent required, be subject to the delay provided under Section 7(a), and in the event that such delay does not apply to the amounts described in subsection (i) and (ii), then the first payments of such amounts will made on the sixtieth (60th) day after the date of termination, which first payment will include payment of any amounts that would otherwise be due prior thereto.

(d) You will be under no obligation to seek other employment and there will be no offset against any amounts owing to you under Sections 4(a), (b) or (c) above, as applicable, on account of any remuneration attributable to any subsequent employment that you may obtain.

(e) For purposes of this Letter Agreement, “Good Reason” shall mean any of the following events that is not cured by the Company within thirty (30) days after the Company’s receipt of written notice from you specifying the event claimed to be Good Reason: (i) you no longer holding the title of Chief Executive Officer of the Company, or the failure of the Board to nominate you as a director or, once elected to the Board, the failure of the Board to elect you as Chairman, (ii) a material diminution in your duties, authorities or responsibilities or the assignment to you of duties or responsibilities that are materially adversely inconsistent with your then position (other than as a result of you ceasing to be a director); (iii) a material breach of this Letter Agreement by the Company; (iv) a requirement by the Company that your principal place of work be moved to a location more than fifty (50) miles away from its current location; or (v) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to all or substantially all of the Company’s assets to assume and agree to perform this Letter Agreement. You shall be required to provide the Company with written notice of your termination of employment for Good Reason no later than forty-five (45) days after the occurrence of the event that constitutes Good Reason.

(f) For purposes of this Letter Agreement, “Disability” shall mean your having a permanent and total disability as defined in Section 22(e)(3) of the Code.

(g) Upon termination of your employment hereunder for any reason, all of your then outstanding equity awards shall be treated as set forth in the applicable award agreement and the Company will have no obligations under this Letter Agreement other than as provided above and to pay you: (i) any base salary you have earned and accrued but remains unpaid as of the date of your termination of employment, paid in accordance with the usual payroll practices of the Company; (ii) any unreimbursed business expenses otherwise reimbursable in accordance with the Company’s policies as in effect from time to time, paid in accordance with such policies and Section 7(d) below; and (iii) benefits paid and or provided in accordance with the terms of the applicable plans and programs of the Company.

(h) You agree that you will provide the Company with not less than sixty (60) days written notice of your voluntary termination of employment other than any such termination as a result of your non-extension of the Term as provided in Section 1 or as a result of your resignation for Good Reason; provided that the Company may, in its sole discretion, make the date of your voluntary termination effective earlier than any such notice date.

5. 280G Excise Tax. In the event that you become entitled to payments and/or benefits provided by this Letter Agreement or any other amounts or benefits in the “nature of compensation” (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed by any taxing authority) the amount of any Company Payments will be automatically reduced to an amount one dollar less than an amount that would subject you to the Excise Tax; provided, however, that the reduction will occur only if the reduced Company Payments received by you (after taking into account all applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all other applicable federal, state and local income, social security and other taxes on such Company Payments. If such reduction is to be effective, the Company Payments shall be reduced in the following order: (a) any cash severance based on salary or bonus, (b) any other cash amounts payable to you, (c) any benefits valued as “parachute payments” within the meaning of Code Section 280G(b)(2); (d) acceleration of vesting of any stock option or similar awards for which the exercise price exceeds the then fair market value, and (e) acceleration of vesting of any equity not covered by clause (d) above. Notwithstanding the foregoing, prior to any reduction of the Company Payments in accordance with the prior sentence, to the extent permitted by applicable law, and not a violation of Code Sections 280G, 409A or 4999, you shall be entitled to elect to reduce any or all of the options under the Retention Stock Option for which the vesting would otherwise accelerate in connection with the change in ownership or effective control of the Company.

6. Restrictive Covenants. You acknowledge and agree that the terms of the Proprietary Information and Non-Competition Agreement that you previously executed (the “Proprietary Information and Non-Competition Agreement”) shall remain in full force and effect.

7. Code Section 409A.

(a) Notwithstanding any provision to the contrary in this Letter Agreement, a termination of your employment will not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Letter Agreement, references to a “termination” or “termination of employment” will mean separation from service. If you are deemed on the date of termination of your employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of your death. On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement will be paid or provided in accordance with the normal payment dates specified for them herein in each case without interest.

(b) If you (or your representative) inform the Company that any provision of this Letter Agreement would cause you to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company will consider in good faith reforming such provision, after consulting with and receiving your approval (which will not be unreasonably withheld); provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.

(c) The parties agree that this Letter Agreement shall be interpreted to comply with Code Section 409A and all provisions of this Letter Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or the provisions of this Section 7.

(d) Any reimbursement of costs and expenses provided for under this Letter Agreement shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

(g) Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) To the extent that this Letter Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10).

8. Directors and Officers Liability Insurance. While you are employed by the Company hereunder and while potential liability exists thereafter, the Company will cover you under the Company’s directors’ and officers’ liability insurance on the same basis as other directors and senior management of the Company, which liability insurance shall at all times provide coverage in an amount that is reasonable and customary for companies of a similar size in the Company’s industry.

9. Miscellaneous.

(a) The Company may withhold from any and all amounts payable to you such federal, state, local and all other taxes as may be required to be withheld pursuant to any applicable laws or regulations.

(b) You represent that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you.

(c) This Letter Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

(d) Effective as of the Effective Date, this Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements (including, without limitation, the Prior Agreement), understandings or representations relating to the subject matter hereof other than any equity award agreements entered into on or prior to the date hereof, the Proprietary Information and Non-Competition Agreement.

(e) No modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

10. Arbitration. Any controversy or claim arising out of or relating to this Letter Agreement or your employment with the Company shall be settled by arbitration in New York, New York administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration shall be arbitrated by a single arbitrator mutually selected by you and the Company, with the AAA to appoint the arbitrator in the event that the parties are unable to agree on the selection within thirty days following the initiation of the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties.

11. Recoupment. Notwithstanding anything to the contrary in this Letter Agreement or any equity or other compensation award agreement between you and the Company, you hereby acknowledge and agree that all compensation paid to you by the Company, whether in the form of cash, the Company’s common stock or any other form of property, will be subject to any compensation recapture policies established by the Board (or any committee thereof) from time to time, in its sole discretion, in order to comply with law, rules or other regulatory requirements applicable to the Company or its employees including without limitation any such policy that is intended to comply with (i) The Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules and regulations promulgated thereunder and (ii) the Remuneration Code published by the UK Financial Services Authority.

[Signature page follows]

Very truly yours, MARKETAXESS HOLDINGS INC.

By:	/s/ Antonio L. DeLise
Name: Antonio L. DeLise Title: Chief Financial Officer

Accepted and Agreed:

/s/ Richard M. McVey
Richard M. McVey

EXHIBIT A

STOCK OPTION AGREEMENT

PURSUANT TO THE

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

STOCK OPTION AGREEMENT (“Agreement”), dated as of January 15, 2015 by and between MarketAxess Holdings Inc. (the “Company”) and Richard M. McVey (the “Executive”).

Preliminary Statement

The Board of Directors of the Company (the “Board”) or a committee appointed by the Board (the “Committee”) to administer the MarketAxess Holdings Inc. 2012 Incentive Plan (the “Plan”), has authorized this grant of an incentive stock option (the “Option”) on January 15, 2015 (the “Grant Date”) to purchase the number of shares of the Company’s common stock, par value $.003 per share (the “Common Stock”) set forth below to the Executive, as an Eligible Employee of the Company or an Affiliate (collectively, the Company and all Subsidiaries and Parents of the Company shall be referred to as the “Employer”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Executive. By signing and returning this Agreement, the Executive acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. The Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, the Option will not qualify as an “incentive stock option,” among other events, (i) if the Executive disposes of the Common Stock acquired pursuant to the Option at any time during the two (2) year period following the date of this Agreement or the one (1) year period following the date on which the Option is exercised; (ii) except in the event of the Executive’s death or disability, as defined in Section 22(e)(3) of the Code, if the Executive is not employed by the Company, any Subsidiary or any Parent at all times during the period beginning on the date of this Agreement and ending on the day three (3) months before the date of exercise of the Option; or (iii) to the extent the aggregate fair market value (determined as of the time the Option is granted) of the Common Stock subject to “incentive stock options” which become exercisable for the first time in any calendar year exceeds $100,000. To the extent that the Option does not qualify as an “incentive stock option,” it shall not affect the validity of the Option and the portion of the Option that does not qualify as an “incentive stock option” shall constitute a separate non-qualified stock option.

2. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Executive is hereby granted an Option to purchase from the Company [•]1 shares of Common Stock, at a price per share of $[•]2 (the “Option Price”).

3. Exercise. (a) Except as set forth in subsections (b) through (e) below, the Option shall vest and become exercisable as follows, provided that the Executive has not incurred a Termination of Employment prior to the vesting date:

Vesting Date	Options Vested
January 15, 2016	0
January 15, 2017	0
January 15, 2018	one-third (1/3)
January 15, 2019	one-third (1/3)
January 15, 2020	one-third (1/3)

To the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided above, the Option may thereafter be exercised by the Executive, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Option Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. Payment of the Option Price may be made by any method provided under Section 6.4(d) of the Plan, including, without limitation, (i) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through a procedure whereby the Executive delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the Option Price or (ii) the relinquishment of a portion of the Option based on the Fair Market Value of the Common Stock on the payment date. Upon expiration of the Option, the Option shall be canceled and no longer exercisable.

[1]	Insert a number of options for shares of Common Stock with a Grant Date value of $2 million based on a binomial pricing model.
[2]	The exercise price will be 125% of the FMV on the Grant Date.

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date. The Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time.

(b) Upon the death or Disability of the Executive, fifty percent (50%) of the then unvested portion the Option shall become fully vested and exercisable on the date of the Executive’s death or Disability.

(c) Upon the Executive’s Termination (i) by the Company without Cause, or (ii) by the Executive for Good Reason, one hundred percent (100%) of the then unvested portion the Option shall become fully vested and exercisable on the date of such Termination.

(d) In the event that the Executive engages in Detrimental Activity (as defined in Exhibit A hereto) prior to any exercise of the Option, the Option shall thereupon terminate and expire. As a condition of the exercise of the Option, the Executive shall certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Executive is in compliance with the terms and conditions of the Plan and that the Executive has not engaged in, and does not intend to engage in, any Detrimental Activity. In the event the Executive engages in Detrimental Activity during the one (1) year period commencing on the date any portion of the Option is exercised or becomes vested, the Company shall be entitled to recover from the Executive at any time within one (1) year after such exercise or vesting, and the Executive shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). The foregoing provisions of this Section 3(d) shall cease to apply upon a Change in Control.

(e) Notwithstanding any other provision to the contrary in this Agreement, any unvested portion of the Option shall, upon the Executive’s Termination, be non-exercisable and shall be canceled.

4. Option Term. The term of each Option shall expire on July 15, 2020, subject to earlier termination in the event of the Executive’s Termination as specified in Section 5 below.

5. Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Executive’s Termination, shall remain exercisable as follows:

(a) In the event of the Executive’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) two (2) years from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.

(b) In the event of the Executive’s involuntary Termination without Cause, or the Executive’s voluntary Termination for Good Reason, the vested portion of the Option shall remain exercisable until the expiration of the stated term of the Option pursuant to Section 4 hereof.

(c) In the event of the Executive’s voluntary Termination without Good Reason (other than a voluntary Termination described in Section 5(d) below), the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination or (ii) the expiration of the stated term of the Option pursuant to Section 4 hereof.

(d) In the event of the Executive’s Termination for Cause or in the event of the Executive’s voluntary Termination without Good Reason within ninety (90) days after an event that would be grounds for a Termination for Cause, the Executive’s entire Option (whether or not vested) shall terminate and expire upon the date of such Termination.

6. Restriction on Transfer of Option. No part of the Option shall be Transferred other than by will or by the laws of descent and distribution and during the lifetime of the Executive, may be exercised only by the Executive or the Executive’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (except as provided by law or herein), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to Transfer the Option or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, such transfer shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

7. Rights as a Stockholder. The Executive shall have no rights as a stockholder with respect to any shares covered by the Option unless and until the Executive has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.

8. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Executive with respect to the subject matter hereof.

9. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

MarketAxess Holdings Inc.

299 Park Avenue, 10th Floor

New York, New York, 10171

Attention: Compensation Committee

If to the Executive, to the address on file with the Company.

10. No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Employer will employ the Executive for any specific time period, nor does it modify in any respect the Employer’s right to terminate or modify the Executive’s employment or compensation.

[END OF TEXT. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MARKETAXESS HOLDINGS INC.

By:
Name: Antonio L. DeLise Title: Chief Financial Officer

EXECUTIVE:

Richard M. McVey

EXHIBIT A

DEFINITION OF DETRIMENTAL ACTIVITY

For purposes of this Agreement, “Detrimental Activity” shall mean: (a) the disclosure to anyone outside the Company or its affiliates, or the use in any manner other than in the furtherance of the Company’s or its affiliate’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company or its affiliates that is acquired by an Executive prior to the Executive’s Termination; (b) activity while employed or performing services that results, or if known could result, in the Executive’s Termination that is classified by the Company as a Termination for Cause; (c) engaging in Solicitation (as defined below) without, in all cases, written authorization from the Company; (d) the making of disparaging comments or statements by the Executive, or the inducement of others by the Executive to make any disparaging comments or statements, to the press, the Company’s or its affiliates’ employees, consultants or any individual or entity with whom the Company or its affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (i) the conduct of the business of the Company or its affiliates (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Company or its affiliates, or any of their products, or their past or present officers, directors or employees; (e) without written authorization from the Company, engaging in Competition (as defined below). For purposes of sub-sections (a), (c), and (e) above, the Board shall have authority to provide the Executive with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Executive with such authorization.

“Competition” means the Executive’s participation, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States or in any foreign country where the Company or its affiliates does business) in a business (whether a division, unit, subsidiary or affiliate), other than the Company and its affiliates: (i) that is engaged in the design, development, operation or promotion of a multi-dealer electronic platform or electronic commerce network (ECN) for fixed income securities (or other fixed income instruments) information research, distribution, trading and/or other transactions; (ii) whose principal business is electronic distribution, research and/or trading of fixed income securities (or other fixed income instruments); or (iii) that is not included in subsections (i) or (ii) and as to which the Company or its affiliates have taken demonstrable steps at the time of termination of the Executive’s employment. Competition does not include: (i) the Executive’s ownership of not more than 1% of the total outstanding stock of a publicly held company; or (ii) the Executive’s performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in the aforesaid Competition (including, without limitation, his performance of services for any entity which has a division or business unit engaging in competition with the Company’s or its affiliates’ business, if such performance does not in any capacity, directly or indirectly, involve work with or assistance to such division or business unit). The meaning of “as to which the Company has taken demonstrable steps” shall be determined by the Board in good faith based on written memoranda or similar writings or communications and such determination shall be conclusive and binding for all purposes hereunder.

“Solicitation” means (i) recruiting, soliciting or inducing any nonclerical employee or consultant of the Company or its affiliates to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company or such affiliate; (ii) hiring or assisting another person or entity to hire any nonclerical employee or consultant of the Company or its affiliates or any person who, to the Executive’s knowledge, within six months before was such a person; or (iii) soliciting or inducing any person or entity to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with or prospective relationship with the Company or its affiliates. You may however, if requested by any entity with which you are not affiliated, serve as a reference for any person who at the time of the request is not an employee of, or consultant to, the Company or its affiliates.

EXHIBIT B

PERFORMANCE SHARE AWARD AGREEMENT

PURSUANT TO THE

MARKETAXESS HOLDINGS INC.

2012 INCENTIVE PLAN

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), made effective as of January 15, 2015, by and between MarketAxess Holdings Inc. (the “Company”) and Richard M. McVey (the “Participant”).

WHEREAS, the Board of Directors of the Company (the “Board”) adopted, and the stockholders of the Company approved, the MarketAxess Holdings Inc. 2012 Incentive Plan (the “Plan”);

WHEREAS, the Company, through the Committee under the Plan, wishes to grant to the Participant a Performance Share Award under the Plan that, upon the achievement of the performance metric set forth on Appendix A attached hereto and subject to the Participant’s continuing service with the Company or an Affiliate, may provide for the issuance of shares of the Company’s common stock, par value $.003 per share (“Common Stock”) in accordance with the terms of this Agreement;

WHEREAS, the performance metric set forth on Appendix A attached hereto is intended to constitute a “performance goal” as set forth under the Plan; and

WHEREAS, such shares of Common Stock, when issued to the Participant, shall be subject to the terms of this Agreement (including without limitation, the restrictions set forth in Sections 4 and 5 herein).

NOW, THEREFORE, the Company and the Participant agree as follows:

1. Grant of Performance Share Award. Subject to the restrictions, terms and conditions of the Plan and this Agreement, the Company hereby awards and grants to the Participant                    Performance Shares entitling the Participant to receive, for each Performance Share earned in accordance with Section 2 below, one share of Common Stock, subject to the provisions of Appendix A attached hereto (the “Performance Share Award”).

2. Payment. Within sixty (60) days following the date of the achievement (the “Achievement Date”) of the performance metric set forth on Appendix A attached hereto at the Minimum, Target, Intermediate or Maximum level set forth on Appendix A during the performance period beginning on January 15, 2015 and ending on January 15, 2020 (the “Performance Period”), the Committee shall certify that such level of achievement of the performance metric has been achieved (the date of any such certification, a “Settlement Date”). Subject to the Participant’s not incurring a Termination of Employment prior to a Settlement Date (except as otherwise specifically set forth in this Agreement), on such Settlement Date the Company shall award to the Participant the number of Awarded Shares (as defined in Appendix A) reflecting the level of attainment of the performance metric on the applicable Achievement Date as set forth on Appendix A attached hereto. Pursuant to Sections 4 and 5 hereof, any Awarded Shares granted hereunder shall be subject to certain restrictions, which restrictions relate to the passage of time as an employee of, or consultant to, the Company or its Affiliates, as described in Section 4.1 hereof. While such restrictions are in effect, the Awarded Shares granted subject to such restrictions shall be referred to herein as “Restricted Stock.” The Performance Shares and, if any, the number of Awarded Shares and the number of shares of Restricted Stock are subject to adjustment under Section 4.2(b) of the Plan. The provisions in Section 9.1 of the Plan regarding Detrimental Activity shall apply to the Performance Share Award and for such purpose the applicable Settlement Date shall be considered a vesting date with respect to the Awarded Shares awarded to the Participant on such Settlement Date.

3. Termination of Employment/ Change in Control Prior to Settlement Date.

3.1. Termination of Employment.

(a)	In the event of the Participant’s Termination of Employment by reason of death or Disability that in either case occurs within twelve (12) months prior to an Achievement Date, then on the applicable Settlement Date the Participant (or the Participant’s estate in the event of the Participant’s death) shall receive the Awarded Shares that the Participant would have received if the Participant had been employed by the Company on such Settlement Date, based on the level of achievement of the performance metric on the applicable Achievement Date, and all Restricted Stock corresponding to such Awarded Shares shall become immediately vested.

(b)	In the event of the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason that in either case occurs within twelve (12) months prior to an Achievement Date, then on the applicable Settlement Date the Participant shall receive the Awarded Shares that the Participant would have received if the Participant had been employed by the Company on such Settlement Date, based on the level of achievement of the performance metric on the applicable Achievement Date, 50% of the total number of shares of Restricted Stock corresponding to such Awarded Shares shall vest immediately and any remaining unvested shares of Restricted Stock corresponding to such Awarded Shares shall be forfeited.

3.2. Change in Control. In the event of a Change in Control during the Performance Period, if the highest price per share of Common Stock paid in the transaction related to such Change in Control equals a price per share of Common Stock under a Performance Level, as defined in and set forth on Appendix A, that was not achieved prior to such Change in Control, then on the Change in Control the Participant shall receive the Awarded Shares payable with respect to such Performance Level and all Restricted Stock corresponding to such Awarded Shares shall become immediately vested. In addition, the Committee, in its sole discretion, may treat any then unearned Performance Shares under this Performance Share Award in accordance with any one or more of the following methods as determined by the Committee:

(a)	The Committee may determine that one or more of the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control would likely have been achieved during the Performance Period and treat all or a portion of the Performance Share Award in accordance with any one of the following methods, as determined by the Committee:

(i)	The Committee may determine that a level of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control is deemed achieved on the date of the Change in Control, the Participant shall be granted the applicable number of Awarded Shares set forth on Appendix A, subject to the conditions of Section 4; provided, that all unvested shares of Restricted Stock corresponding to such Awarded Shares shall become immediately vested if (x) such Change in Control occurs within three months following a Termination of Employment by the Participant for Good Reason or (y) the Participant incurs a Termination of Employment by the Company without Cause within 24 months following such Change in Control;

(ii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will not be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan and the Participant will be granted the applicable number of Awarded Shares set forth on Appendix A with respect to the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control that the Committee has determined would likely have been achieved during the Performance Period, and all shares of Restricted Stock corresponding to such Awarded Shares shall vest upon the Change in Control; or

(iii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan.

(b)	The Committee may determine that one or more of the levels of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control would likely not have been achieved during the Performance Period and treat all or a portion of the Performance Share Award in accordance with any one of the following methods as determined by the Committee:

(i)	Immediately prior to the Change in Control, the Committee may determine the applicable number of Awarded Shares set forth on Appendix A with respect to a level of achievement of the performance metric set forth on Appendix A not achieved upon or prior to the Change in Control that the Committee has determined would likely not have been achieved during the Performance Period will be canceled in their entirety; or

(ii)	Immediately prior to the Change in Control, the Committee may determine that the Performance Share Award will be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan.

(c)	The Committee may elect not to make a determination of the likely achievement of the levels of achievement of the performance metrics set forth on Appendix A and treat the Performance Share Award in accordance with Section 12.1 of the Plan.

(d)	Notwithstanding any other provision herein, the Committee may otherwise determine the treatment of the Performance Share Award, which shall not be inconsistent with any of the terms of the Plan.

4. Restricted Stock.

4.1. Vesting. Any Restricted Stock issued hereunder shall become vested and cease to be Restricted Stock (but shall remain subject to the other terms of this Agreement and the Plan) as follows if the Participant has been continuously employed by or otherwise provides services to the Company or an Affiliate from the applicable Settlement Date until the applicable vesting date:

(a)	If only the Minimum level of performance set forth on Appendix A is achieved during the Performance Period, then the Restricted Stock shall vest as follows:

Vesting Date	Percentage Vested
January 15, 2016	0%
January 15, 2017	0%
January 15, 2018	0%
January 15, 2019	0%
January 15, 2020	100%

(b)	If at any time during the Performance Period the performance metric set forth on Appendix A is achieved at any level higher than the Minimum level, then the Restricted Stock shall vest as follows:

Vesting Date	Percentage Vested
January 15, 2016	0%
January 15, 2017	0%
January 15, 2018	0%
January 15, 2019	50%
January 15, 2020	50%

For the avoidance of doubt (i) notwithstanding Section 4.1(a), any shares of Restricted Stock issued as a result of the achievement of the Minimum level prior to the achievement of a performance level higher than the Minimum level shall become vested as to the applicable aggregate Percentage Vested set forth in this Section 4.1(b) upon the Achievement Date of such higher performance level and thereafter shall become vested in accordance with this Section 4.1(b); and (ii) any shares of Restricted Stock issued on or following January 31, 2018 as a result of achievement of a performance level higher than the Minimum level shall be vested on the applicable Settlement Date as to the applicable aggregate Percentage Vested set forth in this Section 4.1(b) on such Settlement Date and thereafter shall become vested in accordance with this Section 4.1(b).

Except as otherwise provided herein, there shall be no proportionate or partial vesting in the periods prior to the applicable vesting dates and all vesting shall occur only on the appropriate vesting date. When any shares of Restricted Stock become vested, the Company shall promptly deliver to the Participant any related RS Property (as defined below), subject to applicable withholding.

4.2. Detrimental Activity. The provisions in Section 8.1 of the Plan regarding Detrimental Activity shall apply to the Restricted Stock.

4.3. Termination of Employment/ Change in Control.

(a)	Termination of Employment.

(i)	In the event of the Participant’s Termination of Employment by reason of death or Disability, in either case on or after a Settlement Date, then all then issued and unvested Restricted Stock shall become immediately vested.

(ii)	In the event of the Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, each on or after a Settlement Date, 50% of the total number of then issued and unvested shares of Restricted Stock granted pursuant to this Agreement shall become immediately vest. Any remaining unvested shares of Restricted Stock that could vest pursuant to Section 4.3(b)(i)(x) below shall remain outstanding for a period of three (3) months following the date of such termination; provided that such shares of Restricted Stock shall only vest in accordance with Section 4.3(b)(i)(x) below.

(b)	Change in Control.

(i)	If on or after a Settlement Date there is a Change in Control and (x) such Change in Control occurs within three months following a Termination of Employment by the Participant for Good Reason or (y) the Participant incurs a Termination of Employment by the Company without Cause within 24 months following such Change in Control, all then issued and unvested Restricted Stock shall become immediately vested.

(ii)	If there is a Change in Control after a Settlement Date and immediately prior to the Change in Control it is determined that the Award will not be continued, assumed or have new rights substituted therefor in accordance with Section 12.1(a) of the Plan, then immediately prior to the Change in Control, all then issued and unvested Restricted Stock shall become immediately vested.

4.4. Rights as a Holder of Restricted Stock. From and after any Settlement Date, the Participant shall have, with respect to the shares of Restricted Stock issued on such Settlement Date, all of the rights of a holder of shares of Common Stock, including, without limitation, the right to vote such shares of Common Stock, to receive and retain all regular cash dividends payable to holders of Common Stock of record on and after such Settlement Date (although such dividends will be treated, to the extent required by applicable law, as additional compensation for tax purposes), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock, with the exceptions that (i) the Participant shall not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until such shares are no longer Restricted Stock; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and any other property (“RS Property”) issued in respect of the Restricted Stock, including stock dividends at all times such shares are Restricted Stock; (iii) no RS Property will bear interest or be segregated in separate accounts; and (iv) the Participant shall not, directly or indirectly, Transfer the Restricted Stock in any manner whatsoever. Prior to a Settlement Date, the Participant shall have no rights as a stockholder with respect to the applicable shares of Common Stock covered by any Restricted Stock to be granted for the applicable Achievement Date unless and until the Participant has become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan (including, without limitation, Section 4.2(b) of the Plan).

4.5. Taxes; Section 83(b) Election. The Participant acknowledges, subject to the last sentence of this Section 4.5, that (i) no later than the date on which any Restricted Stock shall have become vested, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including by electing to reduce the number of shares of Common Stock otherwise deliverable to the Participant or by delivering shares of Common Stock already owned; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to any Restricted Stock which shall have become so vested, including that the Company may, but shall not be required to, sell a number of shares of Common Stock sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may to the extent permitted by law, but shall not be required to, pay such required withholding and treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Common Stock and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Common Stock. The Company may hold as security any certificates representing any Common Stock and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Common Stock together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

4.6. Legend. In the event that a certificate evidencing Restricted Stock is issued, the certificate representing the Common Stock shall have endorsed thereon the following legends:

(a)	“THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE MARKETAXESS HOLDINGS INC. (THE “COMPANY”) 2012 INCENTIVE PLAN (THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF JANUARY 15, 2015. COPIES OF THE PLAN AND SUCH AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b)	Any legend required to be placed thereon by applicable blue sky laws of any state. Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Stock prior to vesting as set forth in Section 4.1 hereof.

5. Restrictions on Transfer. The Participant shall not sell, negotiate, transfer, pledge, hypothecate, assign, encumber or otherwise dispose of the Performance Share Award or, if any, the shares of Restricted Stock or grant any proxy with respect thereto, except as specifically permitted by the Plan and this Agreement. Any attempted Transfer in violation of this Agreement and the Plan shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent. Notwithstanding the foregoing, nothing herein or in the Plan shall prohibit the Participant from pledging the Common Stock the Participant is granted hereunder to the Company pursuant to a stock pledge agreement entered into between the parties hereto.

6. Issuance Restrictions. The Company is not obligated to issue any securities if, in the opinion of counsel for the Company, the issuance of such Common Stock shall constitute a violation by the Participant or the Company of any provisions of any law or of any regulations of any governmental authority or any national securities exchange.

7. Securities Representations. The shares of Common Stock will be issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

7.1. The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section;

7.2. The Common Stock must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such Common Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such Common Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of the Common Stock (or to file a “re-offer prospectus”);

7.3. The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

8. Not an Employment Agreement. Neither the execution of this Agreement nor the issuance of the Performance Share Award or the Common Stock hereunder constitute an agreement by the Company to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any shares of Common Stock are outstanding.

9. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock, other RS Property, Common Stock and property provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

10. Miscellaneous.

10.1. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any affiliate by which the Participant is employed to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement other than with respect to shares of Common Stock Transferred in compliance with the terms hereof.

10.2. This award of the Performance Share Award, and upon the settlement thereof the issuance of Restricted Stock (if any), shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment, recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

10.3. The Participant agrees that the award of the Performance Share Award hereunder, and upon any settlement thereof the issuance of Restricted Stock (if any), is special incentive compensation and that the Performance Share Award and Restricted Stock (if applicable), any dividends paid thereon (even if treated as compensation for tax purposes) and any other RS Property will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company.

10.4. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.5. This Agreement may be executed in one or more counterparts (including via facsimile or PDF), all of which taken together shall constitute one contract.

10.6. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

10.7. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

10.8. All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to the Compensation Committee of the Board with a copy to the Company’s Head of Human Resources.

10.9. This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.

10.10. By executing this Agreement the Participant hereby accepts the terms and conditions of this Agreement and, effective as of the Settlement Date, shall be deemed to have accepted the award of Restricted Stock within the time period required under Section 8.2(b) of the Plan.

11. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MARKETAXESS HOLDINGS INC.
By:
Name: Title:	Antonio L. DeLise Chief Financial Officer

Richard M. McVey

APPENDIX A

Performance Metric and Number of Shares

The Performance metric set forth herein is established for purposes of the grant of the Performance Shares for the Performance Period and is intended to be “performance-based” under Section 162(m) of the Code.

The performance metric shall be, and the number of shares of Common Stock awarded (the “Awarded Shares”) will be based on, the Company’s level of attainment of an average price per share of the Common Stock achieved calculated based on the closing price of the Common Stock over any ten (10) consecutive trading days during the Performance Period, rounded up to the nearest whole cent (“Average Stock Price”) as specified below. The terms and conditions governing the Performance Share Award will be construed and interpreted in a manner consistent with Section 162(m) of the Code and, without limiting the generality of the foregoing, the Committee will certify the attainment of the level of Average Stock Price achieved to the extent and in the manner required by Section 162(m) of the Code.

Subject to the terms and conditions of this Agreement, the number of Awarded Shares to be issued to the Participant on a Settlement Date shall be as follows:

Average Stock Price Achieved (“Performance Level”)	Number of Awarded Shares

Notwithstanding the foregoing, no shares of Common Stock will be issued to the Participant for achievement of a performance level if prior to such achievement a higher performance level has been achieved.

The performance metric set forth on this Appendix A is subject to adjustment under Section 4.2(b) of the Plan.

EXHIBIT C

WAIVER AND GENERAL RELEASE

[DATE]

Richard M. McVey

[ADDRESS]

Dear Richard:

This Waiver and General Release (this “Agreement”) serves to memorialize the terms of the termination of your employment with MarketAxess Holdings Inc.(“MarketAxess”). The terms of this Agreement, including your right to the payments and benefits referred to in Paragraph 2 below, are contingent upon and subject to your executing and not revoking this Agreement. As used in this Agreement, the terms “you” and “your” refer to Richard M. McVey.

1	Termination of Employment.

You hereby acknowledge and agree that your employment with MarketAxess was terminated effective [DATE] (the “Termination Date”), and that after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of MarketAxess for any purpose. The Termination Date will be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through MarketAxess, except as otherwise provided in this Agreement.

2	Severance Payments and Benefits.

Subject to your full compliance with all of your obligations under this Agreement, including but not limited to the covenants contained in Paragraphs 3 and 4, in addition to payment of all unpaid vested compensation and benefits earned by you through the Termination Date ((a)-(d) below, the “Severance Benefits”):

(a) You will continue to be paid your current semi-monthly pay of [            ] ($[            ]) per pay period (less standard applicable tax withholdings and other deductions required by law), for a period of [        ]3 months from the Termination Date;

[3]	Insert applicable period from Section 4 of the Employment Agreement for payment of base salary continuation.

(b) You will be entitled to an amount equal to [            ] ($[            ])4, payable in equal monthly installments (less standard applicable tax withholdings and other deductions required by law), for a period of [        ]5 months from the Termination Date;

(c) You will be paid any accrued and earned but unpaid annual bonus for [        ]6 that would have been paid but for your termination of employment, payable when such annual bonus would have otherwise been paid to you in accordance with the applicable annual performance incentive plan; and

(d) If you timely elect to continue health coverage under the [NAME OF HEALTH PLAN] (the “Health Plan”) in accordance with COBRA, MarketAxess will pay your, your spouse’s and your dependent’s continuation coverage premiums to the extent, and for so long as you remain eligible for such continuation coverage under the Health Plan and pursuant to applicable law, but in no event for more than [        ]7 months from the Termination Date; provided, that the payments for such continuation coverage shall be made only to the extent that such payments will not (i) subject MarketAxess or any affiliate to any taxes or other penalties under Section 4980D of the Code or (ii) otherwise cause a violation of applicable law.

3	Employee’s General Release and Waiver.

(a) YOU HEREBY RELEASE MARKETAXESS AND ALL OF ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY REFERRED TO HEREIN AS THE “RELEASEES”), JOINTLY AND SEVERALLY, FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHICH YOU OR YOUR HEIRS, SUCCESSORS OR ASSIGNS HAVE OR MAY HAVE AGAINST ANY RELEASEE ARISING ON OR PRIOR TO THE DATE THAT YOU EXECUTE THIS AGREEMENT AND ANY AND ALL LIABILITY WHICH ANY SUCH RELEASEE MAY HAVE TO YOU, WHETHER DENOMINATED CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES OR LIABILITIES ARISING FROM ANY AND ALL BASES, HOWEVER DENOMINATED, INCLUDING BUT NOT LIMITED TO CLAIMS FOR WRONGFUL DISCHARGE, ACCRUED BONUS OR INCENTIVE PAY, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH

[4]	Insert amount based on applicable multiple for Average Bonus in accordance with Section 4 of the Employment Agreement.
[5]	Insert applicable period from Section 4 of the Employment Agreement for payment of Average Bonus.
[6]	Insert calendar year prior to year of termination.
[7]	Insert applicable period from Section 4 of the Employment Agreement for continuation coverage.

DISABILITIES ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, TITLE VII OF THE UNITED STATES CIVIL RIGHTS ACT OF 1964, 42 U.S.C. § 1981, WORKERS ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE NEW YORK HUMAN RIGHTS LAW, INCLUDING NEW YORK EXECUTIVE LAW § 296, § 8-107 OF THE ADMINISTRATIVE CODE AND CHARTER OF NEW YORK CITY OR ANY OTHER FEDERAL, STATE, OR LOCAL LAW AND ANY WORKERS’ COMPENSATION OR DISABILITY CLAIMS UNDER ANY SUCH LAWS. THIS RELEASE IS FOR ANY AND ALL CLAIMS, INCLUDING BUT NOT LIMITED TO CLAIMS ARISING FROM AND DURING YOUR EMPLOYMENT RELATIONSHIP WITH RELEASEES OR AS A RESULT OF THE TERMINATION OF SUCH RELATIONSHIP. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT, THIS RELEASE IS NOT INTENDED TO INTERFERE WITH YOUR RIGHT TO FILE A CHARGE WITH THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION IN CONNECTION WITH ANY CLAIM YOU BELIEVE YOU MAY HAVE AGAINST ANY OF THE RELEASEES. HOWEVER, BY EXECUTING THIS AGREEMENT, YOU HEREBY WAIVE THE RIGHT TO RECOVER IN ANY PROCEEDING YOU MAY BRING BEFORE THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION OR IN ANY PROCEEDING BROUGHT BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY STATE HUMAN RIGHTS COMMISSION ON YOUR BEHALF. THIS RELEASE IS FOR ANY RELIEF, NO MATTER HOW DENOMINATED, INCLUDING, BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WAGES, BACK PAY, FRONT PAY, COMPENSATORY DAMAGES, OR PUNITIVE DAMAGES. THIS RELEASE SHALL NOT APPLY TO ANY OBLIGATION OF MARKETAXESS PURSUANT TO THIS AGREEMENT.

YOU ACKNOWLEDGE THAT THE SEVERANCE BENEFITS THAT YOU WILL RECEIVE UNDER PARAGRAPH 2 OF THIS AGREEMENT REPRESENT GOOD AND VALUABLE CONSIDERATION FOR YOUR ENTERING INTO THIS AGREEMENT TO WHICH YOU OTHERWISE DID NOT HAVE A RIGHT.

(b) In the event there is presently pending any action, suit, claim, charge or proceeding with any federal, state or local court or agency relating to any claim within the scope of Paragraph 3(a), or if such a proceeding is commenced in the future, you shall, to the extent permitted by law, promptly withdraw it, with prejudice, to the extent that you have the power to do so.

(c) Nothing in this Agreement shall affect your vested rights, if any, to any equity award granted to you under the MarketAxess equity incentive plan(s). Your rights to benefits under any such plan(s) will be determined in accordance with the terms of such plan(s) and your award agreements.

(d) Nothing in this Agreement shall affect your vested rights, if any, to retirement benefits under any 401(k) retirement plan(s) offered by MarketAxess. Your rights to benefits under any such 401(k) Plan(s) and any other employee benefits plans will be determined in accordance with the terms of such plans.

(e) Nothing in this Agreement shall affect your eligibility for indemnification in accordance with MarketAxess’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability you incurred or might incur as an employee, officer or director of MarketAxess.

(f) You will receive payment for any accrued, unused vacation days.

4	Other Agreements.

(a) Return of Documents. You agree that on or before [            ], 20        , you will return to MarketAxess all property and all information concerning the business of MarketAxess in your possession, custody or control that has been furnished to you or is held by you, at your office, residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excepts thereof. If necessary, arrangements will be made by MarketAxess to ship MarketAxess property from your home to MarketAxess at no cost to you.

(b) Compliance with Existing Agreements. You agree to comply with the confidential information statement and the intellectual property, and non-competition agreement that you previously executed which shall remain in full force and effect and which are expressly incorporated herein.

(c) Non-Disparagement. You shall not make any public statements, encourage others to make statements or release information intended to disparage or defame MarketAxess, any of its affiliates or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Paragraph 4(c) shall prohibit you from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

(d) Future Cooperation. You agree to reasonably cooperate with MarketAxess and its counsel (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or other investigation relating to the conduct of the business of MarketAxess or its affiliates and agree to provide full and complete disclosure to MarketAxess and its counsel in response to any inquiry in connection with any such matters, without further compensation (except as to reasonable out-of-pocket expenses actually incurred by you in complying with this provision) and agree to cooperate with any other reasonable inquiry of MarketAxess.

(e) Forfeitures in Event of Breach. You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event this Agreement does not become effective as provided in Paragraph 9, below, or you materially breach any of your obligations under Paragraphs 3 or 4 of this Agreement, you shall forfeit your right to receive the Severance Benefits that have not been paid or provided to you as of the date of such forfeiture and you shall be liable to MarketAxess for liquidated damages in the amount of the consideration already paid pursuant to Paragraph 2, above.

5	Remedies.

You acknowledge and agree that the covenants, obligations and agreements contained in Paragraph 4 herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause MarketAxess irreparable injury for which adequate remedies are not available at law. Therefore, you agree that MarketAxess shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond or any other security) as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies MarketAxess may have. MarketAxess and you hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City, in respect of the injunctive remedies set forth in this Paragraph 5 and the interpretation and enforcement of this Paragraph 5 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Paragraph 5, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 5, provided that MarketAxess may seek to enforce any such injunctive relief in any court of competent jurisdiction.

6	No Admission.

This Agreement does not constitute an admission of liability or wrongdoing of any kind by MarketAxess or its affiliates.

7	Heirs and Assigns.

The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

8	General Provisions.

(a) Integration. This Agreement constitutes the entire understanding of MarketAxess and you with respect to the subject matter hereof and supersedes all prior understandings or agreements, written or oral between you and MarketAxess except for those agreements that are expressly incorporated herein. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of MarketAxess or you to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

(b) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the state of New York excluding rules of law that would lead to the application of the laws of any other jurisdiction.

(c) Construction of Agreement. The rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

9	Knowing and Voluntary Waiver.

You acknowledge that you received a copy of this Agreement on [DATE] and that you reviewed and understand all of its provisions. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement, and you have been given the opportunity to consider this Agreement for 21 days. You further acknowledge that by your free and voluntary act of signing below, you agree to all terms of this Agreement and intend to be legally bound thereby.

If you wish to enter into this Agreement, you must sign it and return it to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, Attention: Head of Human Resources, no earlier than your Termination Date and no later than [DATE].

This Agreement shall not become effective until the eighth (8th) day following the date on which you sign this Agreement (“Effective Date”). You may at any time prior to the Effective Date revoke this Agreement delivering a notice in writing of such revocation to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, Attention: Head of Human Resources. In the event you revoke this Agreement prior to the eight (8th) day after the execution thereof, this Agreement, and the promises contained herein shall become null and void.

MARKETAXESS HOLDINGS INC.

By:
Name: Title:
ACCEPTED:
Richard M. McVey

Acknowledgment

On the        day of               , 20__, before me personally came Richard M. McVey, to me known and known to be to be the person described herein, and who executed, the foregoing Waiver and General Release, and duly acknowledged to me that he executed the same.

Notary Public

Date:

Commission Expires: